EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Heartland Financial USA, Inc.:
We consent to the use of our reports dated February 27, 2019, with respect to the consolidated balance sheets of Heartland Financial USA, Inc. and subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.
Our report dated February 27, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contained an explanatory paragraph that states the Company acquired First Bank Lubbock Bancshares, Inc. and its wholly-owned subsidiary First Bank & Trust on May 18, 2018, and management has excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, First Bank & Trust’s internal control over financial reporting associated with total assets of $1.11 billion and total revenues of $47.6 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of First Bank & Trust.

Des Moines, Iowa
August 8, 2019